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                                                                     Exhibit 4.2

                            CERTIFICATE OF AMENDMENT
                                     OF THE
                      RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                             TRACTOR SUPPLY COMPANY

                       (Under Section 242 of the Delaware
                            General Corporation Law)

         THE UNDERSIGNED, being the Chairman of the Board and Chief Executive Officer of Tractor Supply Company, a Delaware corporation (the "Corporation"), does hereby certify that:

         1. The name of the Corporation is Tractor Supply Company. The Corporation was originally incorporated under the name TSC Acquisition, Inc.

         2. The Certificate of Incorporation of the Corporation was originally filed with the Secretary of State of the State of Delaware on December 2, 1982.

         3        This amendment of the Restated Certificate of Incorporation of the Corporation has been duly adopted in accordance with the provisions of
Section 242 of the General Corporation Law of the State of Delaware.

         4. The amendment of the Restated Certificate of Incorporation of the Corporation effected by this Certificate of Amendment amends the Restated Certificate of Incorporation of the Corporation by changing certain of the provisions therein relating to the redemption of shares of the Series B Preferred Stock, par value $1.00 per share, of the Corporation. Such amendment shall be effected by deleting Section 2(B)(7)(a) of Article FOURTH of the Restated Certificate of Incorporation of the Corporation in its entirety and inserting in lieu thereof the new Section 2(B)(7)(a) of Article FOURTH set forth below:

         7.       Redemption of Series B Preferred Stock.

                  (a) Redemption. Subject to Section 7(f) below, at any time and from time to time on or after May 1, 1995, the Corporation may, at its option, repurchase all or any part of the shares of Series B Preferred Stock then outstanding (each such purchase being a "Redemption") at a price per share (the "Redemption Price") equal to the sum of (i) $1,000 and (ii) all accrued and unpaid dividends thereon to but excluding the date fixed by the Corporation for such Redemption (the "Redemption Date").


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         IN WITNESS WHEREOF, the undersigned has executed this Certificate of
Amendment as of the 27th day of April, 1995.

                                         TRACTOR SUPPLY COMPANY



                                         By: /s/ Joseph H. Scarlett, Jr.
                                             ----------------------------------
                                             Joseph H. Scarlett, Jr.
                                             Chairman of the Board and
                                             Chief Executive Officer

ATTEST:



/s/ Michael J. Kincaid
-----------------------------
Michael J. Kincaid
Secretary


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